EXHIBIT 99.1
Applied Industrial Technologies Reports
Fiscal 2010 Year-end and Fourth Quarter Results
CLEVELAND, Ohio, August 10, 2010 — Applied Industrial Technologies (NYSE: AIT) today reported results for its fourth quarter and fiscal 2010 year ended June 30, 2010.
Fiscal 2010 full-year sales were $1,893,208,000, down 1.6% from fiscal 2009 sales of $1,923,148,000. Net income for the year was $65,903,000 or $1.54 per share, compared to $42,260,000 or $0.99 per share in fiscal 2009, an increase in net income of 55.9%. Fiscal 2009 results included a non-cash goodwill impairment charge that reduced earnings by $0.54 per share. The charge was primarily associated with the August 2008 acquisition of Fluid Power Resource.
Net sales for the fourth quarter were $523,071,000, up 23.0% from prior year sales of $425,183,000 for the comparable period. Net income for the quarter was $27,704,000 or $0.64 per share, an improvement of 85% compared to last year’s fourth quarter adjusted to remove the impairment charge.
Commenting on results, Applied Chairman & Chief Executive Officer David L. Pugh said, “We began fiscal 2010 prepared for a tough industrial market. Our sales growth initiatives and operating disciplines helped us perform well during the first six months of the fiscal year despite ongoing weaknesses in the overall economy. We tightly managed expenses and assets which helped us take advantage of the significant sales increase we experienced in the second half as the economy improved. During the second half, and especially in the fourth quarter, our asset management efforts generated LIFO layer liquidation benefits that positively impacted our income statement.

“We are very pleased with our operating performance in fiscal 2010 and are looking forward to more improvement in fiscal 2011. Some industries such as housing are struggling. Manufacturing, which led the recovery, is relatively strong. While there is unusual uncertainty about where the industrial economy is headed over the next 12 months, we are still expecting growth in fiscal 2011. We expect earnings per share for fiscal 2011 to be in the range of $1.70 to $1.95, on expected sales of $2.05 billion to $2.25 billion.”
Applied will host its conference call for investors and analysts at 11 a.m. ET, today. The call will be conducted by Chairman & CEO David L. Pugh, President & COO Benjamin J. Mondics, and Vice President & CFO Mark O. Eisele. To join the call, dial 1-800-774-6070 (for US/Canada callers) or 1-630-691-2753 (for International callers) prior to the scheduled start using passcode 8221480. A live audio webcast can be accessed online at www.Applied.com. A replay of the call will be available for two weeks by dialing 1-888-843-8996 (for US/Canada callers) or 1-630-652-3044 (International) using passcode 8221480.
With approximately 460 facilities and 4,500 employee associates across North America, Applied Industrial Technologies is an industrial distributor that offers more than 4 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training, plus solutions to meet inventory and storeroom management needs that help provide enhanced value to its customers. For its fiscal year ended June 30, 2010, Applied posted sales of $1.89 billion. Applied can be visited on the Internet at http://www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “expect” and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied’s most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.
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For investor relations information, contact Mark O. Eisele, Vice President — Chief Financial Officer, at 216-426-4417. For corporate information, contact Richard C. Shaw, Vice President — Communications, at 216-426-4343.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Amounts in thousands, except per share data)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net Sales	$523,071	$425,183	$1,893,208	$1,923,148
Cost of sales	370,054	308,946	1,377,486	1,403,138

	153,017	116,237	515,722	520,010
Selling, distribution and administrative, including depreciation	106,548	94,340	405,672	410,912
Goodwill impairment		36,605		36,605

Operating Income (Loss)	46,469	(14,708)	110,050	72,493
Interest expense, net	1,537	1,254	5,458	4,424
Other expense (income), net	217	(868)	(425)	2,255

Income (Loss) Before Income Taxes	44,715	(15,094)	105,017	65,814
Income Tax Expense (Benefit)	17,011	(7,064)	39,114	23,554

Net Income (Loss)	$27,704	$(8,030)	$65,903	$42,260

Net Income (Loss) Per Share — Basic	$0.65	$(0.19)	$1.56	$1.00

Net Income (Loss) Per Share — Diluted	$0.64	$(0.19)	$1.54	$0.99

Average Shares Outstanding — Basic	42,352	42,272	42,312	42,287

Average Shares Outstanding — Diluted	43,124	42,768	42,917	42,794

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management’s estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.
Applied began a planned effort to reduce certain excess U.S. inventories in July of 2009 and continued the effort throughout fiscal 2010. These reductions resulted in the liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years. As a result, a LIFO benefit reduced our cost of goods sold by $16.2 million in the fourth quarter and by $23.5 million for the year ended June 30, 2010, equating to a $0.23 and a $0.33 earnings per share benefit, respectively. The overall LIFO reserves were reduced by the same amounts.
If inventory levels had remained constant with the June 30, 2009 levels, instead of recording the benefit as described in the above paragraph, the Company would have recorded LIFO expense of $6.9 million in the three months and $19.2 million for the year ended June 30, 2010.
The overall impact of LIFO layer liquidations during the three months and year ended June 30, 2010, increased gross profit by $23.1 million and $42.7 million, respectively. LIFO layer liquidations recorded in fiscal 2009 increased gross profit by $4.4 million.
(2) In the fiscal 2009 fourth quarter, the Company recorded a non-cash impairment charge that decreased operating income by $36,605, net income by $23,000 and net income per share by $0.54.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30,	June 30,
	2010	2009

Assets
Cash and cash equivalents	$175,777	$27,642
Accounts receivable, net of allowances of $6,379 and $6,464	246,402	198,792
Inventories	173,253	254,690
Other current assets	23,428	44,470

Total current assets	618,860	525,594
Property, net	58,471	62,735
Intangibles, net	85,916	95,832
Goodwill	63,405	63,108
Other assets	64,868	62,059

Total Assets	$891,520	$809,328

Liabilities
Accounts payable	$94,529	$80,655
Short-term debt	75,000	5,000
Other accrued liabilities	101,803	70,901

Total current liabilities	271,332	156,556
Long-term debt		75,000
Other liabilities	65,149	69,670

Total Liabilities	336,481	301,226

Shareholders’ Equity	555,039	508,102

Total Liabilities and Shareholders’ Equity	$891,520	$809,328

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Amounts in thousands)

	Year Ended June 30,
	2010	2009

Cash Flows from Operating Activities
Net income	$65,903	$42,260
Adjustments to reconcile net income to net cash provided by operating activities:
Goodwill impairment		36,605
Depreciation	11,465	12,736
Amortization of intangibles	10,151	9,655
Amortization of stock options and appreciation rights	3,020	3,702
Gain on sale of property	(198)	(320)
Treasury shares contributed to employee benefit and deferred compensation plans and other share-based compensation	2,361	800
Changes in operating assets and liabilities, net of acquisitions	86,710	(12,836)
Other, net	4,912	(11,302)

Net Cash provided by Operating Activities	184,324	81,300

Cash Flows from Investing Activities
Property purchases	(7,216)	(6,988)
Proceeds from property sales	532	757
Net cash paid for acquisition of businesses, net of cash acquired	(100)	(172,199)

Net Cash used in Investing Activities	(6,784)	(178,430)

Cash Flows from Financing Activities
Net short-term (repayments) borrowings under revolving credit facility	(5,000)	5,000
Borrowings under revolving credit facility classified as long-term		50,000
Purchases of treasury shares	(3,929)	(1,210)
Dividends paid	(25,416)	(25,378)
Excess tax benefits from share-based compensation	2,492	802
Exercise of stock options and appreciation rights	1,339	408
Other		(1,120)

Net Cash provided by (used in) Financing Activities	(30,514)	28,502

Effect of Exchange Rate Changes on Cash	1,109	(5,560)

Increase (decrease) in cash and cash equivalents	148,135	(74,188)
Cash and cash equivalents at beginning of period	27,642	101,830

Cash and Cash Equivalents at End of Period	$175,777	$27,642